Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement No. 333-190342 on Form S-8 and Registration Statement No. 333-197047 on Form S-3 of our report dated March 13, 2015, relating to the consolidated financial statements of Silvercrest Asset Management Group Inc. and Subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph referring to the completion of the Company’s initial public offering and reorganization, appearing in this Annual Report on Form 10-K of Silvercrest Asset Management Group Inc. and Subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 13, 2015